Exhibit 12

                                       FARMERS GROUP, INC.
                                        AND SUBSIDIARIES
                                    COMPUTATION OF THE RATIO
                                  OF EARNINGS TO FIXED CHARGES




                                                       Years Ended December 31,
                                   ------------------------------------------------------------------
                                      1997          1996          1995          1994          1993
                                   ----------    ----------     ---------    ----------     ---------
                                                           ($ in thousands)
Consolidated income before
 provision for taxes              $1,002,106     $ 863,143      $ 763,493    $ 716,199      $ 692,059

Add:
  Portion of rents
   representative of interest          7,120         6,707          7,315        7,368          7,452
  Interest                            45,031        52,883         29,836       18,276         18,440
                                  ----------     ---------      ---------    ---------      ---------
Income, as adjusted               $1,054,257     $ 922,733      $ 800,644    $ 741,843      $ 717,951
                                  ==========     =========      =========    =========      =========

Fixed Charges:
  Portion of rents
   representative of interest      $   7,120     $   6,707      $   7,315    $   7,368      $   7,452
  Interest                            45,031        52,883         29,836       18,276         18,440
                                   ---------     ---------      ---------    ---------      ---------
Total fixed charges                $  52,151     $  59,590      $  37,151    $  25,644      $  25,892
                                   =========     =========      =========    =========      =========

Ratio of earnings to fixed
 charges:                               20.2 x        15.5 x         21.5 x       28.9 x         27.7 x

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